Exhibit 99.2


                            Dillard National Bank

                      P.O. Box 52009 - Phoenix, AZ 85072
                396 N. William Dillard Drive, Gilbert, AZ 85233


February 6, 2002


To the Stockholder and Board of Directors of Dillard National Bank
Gilbert, Arizona

Financial Statements

The management of Dillard National Bank (the "Bank"), a wholly-owned subsidiary of Dillard Investment Co., Inc., is responsible for the preparation, integrity and fair presentation of its financial statements and all other information presented in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on informed judgements and estimates made by management.


Internal Control

Management is responsible for establishing and maintaining effective internal control over financial reporting presented in conformity with both generally accepted accounting principles and the federal Financial Institutions Examination Council instructions for Schedules RC, RI, and RI-A of the Consolidated Reports of Condition and Income (Call Report instructions). The internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management assessed the Bank's internal control over financial reporting presented in conformity with both generally accepted accounting principles and Call Report instructions for Schedules RC, RI, and RI-A as of December 31, 2001. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, Management believes that the Bank maintained effective internal control over financial reporting presented in conformity with both generally accepted accounting principles and Call Report instructions for Schedules RC, RI, and RI-A, as of December 3l, 2001.

Compliance with Laws and Regulations

Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the Federal Deposit Insurance Corporation (the "FDIC") as safety and soundness laws and regulations.

Management assessed its compliance with the designated safety and soundness laws and regulations and has maintained records of its determinations and assessments as required by the FDIC. [lased on this assessment, management believes that the Bank has complied, in all material respects, with the designated safety and soundness regulations for the year ended December 31, 2001.


/s/ Randal L. Hankins


Randal L. Hankins
President

/s/ James Turk
James Turk
Vice President Cashier